Exhibit 99.1

iBio Announces Financial Results for Fiscal Year Ended June 30, 2020

Bryan, TX / October13, 2020 / (GLOBE NEWSWIRE) / iBio, Inc. (NYSEA:IBIO) (“iBio” or the “Company”), a biotech innovator and biologics contract manufacturing organization, today announced its financial results for the fiscal year ended June 30, 2020, which included record revenues of over $1.1 million in the fiscal fourth quarter.

2020 Fiscal Year and Recent Business Developments:

CDMO Services

•	In July 2019, iBio entered into an agreement with Lung Biotechnology PBC, a subsidiary of United Therapeutics Corporation, to produce recombinant human collagen to be used as a bioink for 3D-bioprinted organs.

•	In September 2019, the Company entered into an initial Statement of Work (“SoW”) with AzarGen Biotechnologies (Pty.) Ltd. (“AzarGen”), pursuant to which iBio will manufacture research quantities of a plant-made rituximab for AzarGen using iBio’s proprietary FastPharming® System. iBio CDMO is performing bioanalytical services for the project as well.

•	In December 2019, the Company introduced its Glycaneering Development Service™, which includes an array of new glycosylation technologies for engineering high-performance recombinant proteins.

•	In December 2019, iBio entered into a collaboration with EdgePoint AI to deploy EdgePoint’s proprietary artificial intelligence / blockchain-driven vision system for pharmaceutical manufacturing, known as TrustPoint Fabric.

•	In March 2020, the Company entered into a second SoW with AzarGen for development and manufacturing services.

Research & Bioprocessing

•	In August 2019, iBio granted CC-Pharming Ltd. (“CC-Pharming”) a research license to iBio’s FastPharming System and know-how for the evaluation of multiple product opportunities.

•	In October 2020, iBio entered into an agreement with Safi Biosolutions, Inc. (“Safi”) to evaluate iBio’s FastPharming System for the expression of key proteins to be used in the bioprocessing of Safi blood cell therapy products. iBio will also work to commercialize cytokines and growth factors not designated as custom products for use in the Safi bioprocess as part of its new standard catalog offering of proteins for research and further manufacturing uses.

Vaccines

•	In March 2020, iBio announced the development of proprietary SARS-CoV-2 Virus-Like Particle (“VLP”)-based vaccine candidates using its FastPharming System and filed four related provisional patent applications with the U.S. Patent and Trademark Office.

•	In March 2020, the Company announced that immunization studies for its SARS-CoV-2 VLP program (“IBIO-200”) were proceeding at Texas A&M University System laboratories.

•	In April 2020, the Company signed agreements with the Infectious Disease Research Institute in support of iBio’s COVID-19 vaccine development program.

•	In June 2020, the Company initiated preclinical immunization studies for its second SARS-CoV-2 vaccine candidate, IBIO-201, which combines antigens derived from the SARS-CoV-2 spike protein fused with iBio’s patented LicKMTM booster molecule.

•	In June 2020, iBio was selected by IBM Watson Health to receive 18 months of use of the IBM Clinical Development solution, free-of-charge, to help support clinical COVID-19 vaccine candidates.

•	In August 2020, the Company announced that IBIO-201 demonstrated an ability to elicit an anti-SARS-CoV-2 immune response in preclinical studies.

•	In September 2020, iBio selected IBIO-201 as its leading candidate for the prevention of SARS-CoV-2 infection.

Therapeutics

•	In August 2019, iBio expanded the scope of its business venture with CC-Pharming by granting it an exclusive, royalty-bearing commercial license to iBio’s bio-better rituximab product candidates for the territory of China.

•	In August 2020, iBio entered into an exclusive worldwide license agreement with Planet Biotechnology Inc. for the development of a COVID-19 therapeutic candidate based upon an ACE2-Fc immunoadhesin.

“Fiscal 2020 was a pivotal period for iBio, marked by the launch of our Glycaneering Development Service; new collaborations leveraging the FastPharming System; and most notably, our transition from a business model focused on CDMO services to one that also includes the development of our own, proprietary products,” said Tom Isett, Chairman & CEO of iBio. “We developed two SARS-CoV-2 vaccine candidates, in-licensed a COVID-19 therapeutic candidate, and reinvigorated our work on IBIO-100 for fibrotic diseases.”

2020 Fiscal Year Corporate Developments:

•	In December 2019, iBio joined the Advanced Regenerative Manufacturing Institute, which is leading the Advanced Tissue Biofabrication initiative on behalf of the U.S. Department of Defense.

•	In March 2020, iBio appointed Tom Isett as its Co-Chairman and CEO, and subsequently, appointed him Chairman in June 2020.

•	In March 2020, the Company joined the Alliance for Biosecurity.

•	In April 2020, iBio expanded its involvement in the Manufacturing USA® Network, joining the National Institute for Innovation in Manufacturing Biopharmaceuticals.

Financial Results:

For the fiscal year ended June 30, 2020, iBio reported revenues of approximately $1.6 million, a decrease of $380,000 from approximately $2.0 million for the fiscal year ended June 30, 2019. The decrease is primarily attributable to the timing of service revenues from CC-Pharming. Revenue earned from CC-Pharming totaled approximately $1.3 million in 2020, compared with approximately $1.8 million in 2019. Revenue earned from third-party customers in 2020 increased approximately 118% to $371,000 versus $170,000 in 2019. iBio recorded revenues of over $1.1 million in the fiscal fourth quarter.

Total operating expenses, consisting primarily of research and development (“R&D”) and general and administrative (“G&A”) expenses, for the fiscal year ended June 30, 2020 were approximately $15.6 million, compared with approximately $17.8 million in 2019.

R&D expenses for the 2020 fiscal year were approximately $3.2 million, compared with approximately $5.5 million in 2019. The decrease in R&D expense of approximately $1.6 million was primarily related to decreases in third-party R&D costs of approximately $1.4 million, R&D personnel and consulting costs of approximately $963,000 and grant income of $37,000; offset by an increase in R&D project related costs of $112,000.

G&A expenses for the 2020 fiscal year were approximately $12.4 million, compared with approximately $12.3 million in the 2019 fiscal year. The increase is primarily attributable to higher depreciation and amortization expense of $492,000, professional fees of $508,000, personnel costs of $380,000 and board of directors’ fees of $168,000; offset by decreases in repairs and maintenance costs of approximately $817,000, rent of $409,000, recruiting fees of $131,000, and travel of $212,000.

Other expense for the 2020 and 2019 fiscal years was approximately $2.4 million and $1.8 million, respectively. The increase resulted primarily from higher interest expense related to the adoption, effective July 1, 2019, of ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”) (“ASC 842”) and other associated standards using the modified retrospective approach for all leases entered into before the effective date.

Net loss attributable to iBio stockholders for the 12 months ended June 30, 2020 was approximately $16.4 million, or $0.61 per share, compared with a net loss of approximately $17.6 million, or $0.94 per share, in the 2019 fiscal year.

iBio has continued to strengthen its balance sheet:

•	In March, iBio entered into an agreement to sell common stock to Lincoln Park Capital and raised net proceeds of approximately $25.2 million prior to concluding the agreement.

•	Through utilization of at-the-market (“ATM”) offerings during 2020, iBio raised net proceeds of approximately $42.2 million.

As of June 30, 2020, iBio had cash of approximately $55.1 million, compared with approximately $4.4 million as of June 30, 2019. Subsequent to fiscal year end, the Company completed additional ATM offerings, resulting in it having approximate cash and cash equivalents of $83.1 million on September 30, 2020.

About iBio, Inc.

iBio is a global leader in plant-based biologics manufacturing. Its FastPharming® System combines vertical farming, automated hydroponics, and glycan engineering technologies to rapidly deliver high-quality monoclonal antibodies, vaccines, bioinks and other proteins. The Company’s subsidiary, iBio CDMO LLC, provides FastPharming Contract Development and Manufacturing Services. iBio’s Glycaneering Development Service™ includes an array of new glycosylation technologies for engineering high-performance recombinant proteins. Additionally, iBio is developing proprietary products, which include IBIO-100 for the treatment of fibrotic diseases, and vaccines for COVID-19 disease. For more information, visit www.ibioinc.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding leveraging the FastPharming® System, manufacturing research quantities of a plant-made rituximab for AzarGen using iBio’s proprietary FastPharming System and the Company commercializing cytokines and growth factors not designated as custom products for use in the Safi bioprocess as part of its new standard catalog offering of proteins for research- and further manufacturing-uses. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to obtain regulatory approvals for commercialization of its product candidates, including its COVID-19 vaccines, or to comply with ongoing regulatory requirements, regulatory limitations relating to its ability to promote or commercialize its product candidates for specific indications, acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products, its ability to maintain its license agreements, the continued maintenance and growth of its intellectual property portfolio, its ability to establish and maintain collaborations, its ability to obtain or maintain the capital or grants necessary to fund its research and development activities, competition, its ability to retain its key employees or maintain its NYSE American listing, and the other risk factors discussed in the Company’s most recent Annual Report on Form 10-K and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contacts:

Stephen Kilmer

iBio, Inc.

Investor Relations

(646) 274-3580

skilmer@ibioinc.com

iBio, Inc.

Condensed Statement of Operations

(amounts in thousands, except per share amounts)

	Twelve Months ended
	June 30,
	2020	2019
Revenues	$1,638	$2,018

Operating Expenses
R&D Expenses	3,213	5,474
SG&A Expenses	12,428	12,332
Total Operating Expenses	15,641	17,806

Operating Loss	(14,003)	(15,788)

Total Other Income/(Expense)	(2,441)	(1,809)

Consolidated Net Loss	(16,444)	(17,597)
Net Loss Attributable to Noncontrolling Interest	5	4
Deemed Dividends - Series A Preferred and Series B Preferred	(21,560)	-
Preferred Stock Dividends	(261)	(260)
Net Loss Available to iBio, Inc.	(38,260)	(17,853)

INCOME/(LOSS) PER COMMON SHARE	$(0.61)	$(0.94)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	62,795	18,926

iBio, Inc.

Condensed Balance Sheet Data

(amounts in thousands)

	June 30,	June 30,
	2020	2019
Assets
Cash and Cash Equivalents	$55,112	$4,421
Other Current Assets	6,636	387
Property, Plant and Equipment	31,273	24,380
Other Noncurrent Assets	1,168	1,398
Total Assets	$94,189	$30,586

Liabilities and Equity
Current Liabilities	$5,236	$3,458
Noncurrent Liabilities	32,346	24,671
Total Stockholders' Equity	56,607	2,457
Total Liabilities and Equity	$94,189	$30,586